Calculation of Filing Fee Tables
S-8
CareCloud, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	1,000,000	$ 2.38	$ 2,380,000.00	0.0001381	$ 328.68
Total Offering Amounts:						$ 2,380,000.00		$ 328.68
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 328.68
Offering Note
[1]	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall be deemed to cover any additional shares of Common Stock, $0.001 par value per share (the "Common Stock") of CareCloud, Inc. (the "Company") that become issuable under the Company's 2026 Equity Incentive Plan (the "Plan") to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments. Represents 1,000,000 additional shares of Common Stock reserved for future issuance under the Plan. Represents the average of the high and low prices of the Common Stock on June 8, 2026, as reported by NASDAQ Global Market, and is set forth solely for the purpose of calculating the filing fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources